EXHIBIT 99.1

                             [FiberCore, Inc. LOGO]

                                                                    NEWS RELEASE

FOR IMMEDIATE RELEASE

        FiberCore Receives Notice of Additional Deficiency from Nasdaq

CHARLTON, Mass - June 9, 2003 -- FiberCore, Inc. (Nasdaq: FBCE), a leading manufacturer and global supplier of optical fiber and preform for the telecommunication and data communications markets, today announced that on May 30, 2003 it had received a notification of "additional deficiency" from Nasdaq. The Company was notified that it fails to comply with the Nasdaq SmallCap Market requirement that it maintain either shareholders' equity of at least $2.5 million, market value of listed securities of at least $35 million, or net income from continuing operations requirements of at least $500,000 for the two most recent fiscal years, as well as its failure to file its annual report on Form 10-K on a timely basis for continued listing, and that as a result its securities are subject to delisting from the Nasdaq SmallCap Market.

Based on the Form 10-Q for the period ended March 31, 2003, the Company's stockholders' equity was $903,000. In addition, as of May 29, 2003, the market value of listed securities was $10,331,414. Finally, in its annual filings, the Company reported a net loss from continuing operations of ($31,077,000), net income from continuing operations of $480,000, and net loss from operations of ($2,697,000), for the years ended December 31, 2002, 2001 and 2000, respectively.

The Company appeared before a Nasdaq hearing panel on May 22, 2003 where it explained its deficiency in regards to compliance with the Nasdaq SmallCap Market listing requirements including the aforementioned financial thresholds. At this hearing, the Company explained how it intends to comply with the Nasdaq listing requirements and requested sufficient time to implement its revised business and financial plan. A final determination by Nasdaq is expected shortly. There can be no assurance that the Company will not be delisted from the Nasdaq SmallCap market.

If the Company is delisted, it would suffer material adverse consequences. If the Company should be delisted, the Company will endeavor to facilitate the trading of its stock on the OTC Bulletin Board, but no assurance can be given that such a trading market will be available. FiberCore previously traded on the OTC Bulletin Board before moving to the Nasdaq Smallcap Market in November 2000.

                                    --MORE--

FiberCore, Inc.                             Fiber Optics for the Next Generation
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253 Worcester Rd  o P.O. Box 180  o Charlton, MA 01507  o Tel: (508) 248- 3900
                              o Fax: (508) 248-5588
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FiberCore, Inc.
Page 2

FiberCore, Inc. develops, manufactures, and markets single-mode and multimode optical fiber preforms and optical fiber for the telecommunications and data communications markets. In addition to its standard multimode and single-mode fiber, FiberCore also offers various grades of fiber for use in laser-based systems up to 10 gigabits/sec, to help guarantee high bandwidths and to suit the needs of Feeder Loop (also known as Metropolitan Area Network), Fiber-to-the Curb, Fiber-to-the Home and Fiber-to-the Desk applications. Manufacturing facilities are presently located in Jena, Germany and Campinas, Brazil.

For more information about the Company, its products, or shareholder information please visit our Website at: www.FiberCoreUSA.com or contact us at: Phone - 508-248-3900 or by FAX - 508-248-5588 or E-Mail: sales@FiberCoreUSA.com; investor_relations@FiberCoreUSA.com

Except for the historical matters discussed above, the statements in this press release are forward looking and are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. They are based on the Company's current expectations and are subject to a number of risks and uncertainties. Actual results may differ materially from those projected as a result of certain general economic and business conditions; loss of market share through competition; introduction of competing products by other companies; changes in industry capacity; pressure on prices from competition or from purchasers of the Company's products; availability of qualified personnel; the delivery of an ability to commission new equipment as scheduled; ability to obtain required financing; dependence on a limited number of raw material suppliers; the loss or reduced creditworthiness of any significant customers; and other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contacts:
At the Company:                           At FRB|Weber Shandwick:
---------------                           -----------------------
Dr. Mohd A. Aslami, President/CEO         Alison Ziegler - General Info.
John D. Ronnquist, Interim CFO            212/445-8432
508/248-3900

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FiberCore, Inc.                             Fiber Optics for the Next Generation
--------------------------------------------------------------------------------
253 Worcester Rd  o P.O. Box 180  o Charlton, MA 01507  o Tel: (508) 248- 3900
                              o Fax: (508) 248-5588